For Immediate Release

CSI Compressco LP Announces Quarterly Distribution and
Schedule for First Quarter 2017 Results Conference Call

THE WOODLANDS, Texas, April 21, 2017 /PRNewswire/ -- CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended March 31, 2017 of $0.1875 per outstanding common unit, or $0.75 per outstanding common unit on an annualized basis.  The quarterly amount is a $0.1900 decrease from the previous quarterly distribution of $0.3775. This cash distribution will be paid on May 15, 2017 to all common unitholders of record as of the close of business on May 1, 2017.

Timothy A. Knox, President of CSI Compressco, remarked, “As the general recovery of the oil and gas sector takes longer to positively impact our sales and services business than was anticipated, we believe it prudent to adjust our distribution. We will continue to take aggressive actions on both cost and revenue opportunities, protect our balance sheet, and remain focused on serving our customers in order to maximize the long-term value and return to our unitholders.”

CSI Compressco expects to release its first quarter 2017 earnings results on Tuesday, May 9, 2017 and will host a conference call at 10:30 a.m. Eastern Time on that day to discuss the earnings results. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. The earnings press release will be available on CSI Compressco's website prior to the conference call.  A replay of the call will be available at 1-877-344-7529, conference number 10101584, for one week following the conference, and the archived webcast will be available through CSI Compressco's website for thirty days following the conference.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of approximately 6,000 compressor packages and in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc.(NYSE: TTI).

This press release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:

CSI Compressco LP, The Woodlands, Texas

Timothy A. Knox, President

Phone 1-281-364-2244

Fax: 1-281-364-4398

www.csicompressco.com